UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 16, 2012

WESCO International, Inc.
(Exact name of registrant as specified in its charter)

Commission file number 001-14989

Delaware (State or other jurisdiction of incorporation or organization)	25-1723342 (I.R.S. Employer Identification No.)

225 West Station Square Drive Suite 700 Pittsburgh, Pennsylvania (Address of principal executive offices)	(412) 454-2200 (Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

    On February 16, 2012, the Compensation Committee (the “Committee”) of the Board of Directors of WESCO International, Inc. (the “Company”) approved stock-settled stock appreciation right (“SAR”) grants, restricted stock unit (“RSU”) grants and performance share awards for the Company's named executive officers (collectively, the “2012 Awards”) under the Company's 1999 Long-Term Incentive Plan (the “Plan”). The Committee modified the components of these awards compared to prior grants, but maintained substantially the same methodology (by reference to the comparator group median value) as in prior years for determining the total award value. In 2011, SARs and RSUs comprised 80% and 20% of the total award value, respectively. For the 2012 Awards to the named executive officers of the Company, a performance share award represents 30% of the value (at target) and SARs and RSUs represent 50% and 20% of the total value, respectively.

    Each performance share award vests in the form of a number of shares of the Company's common stock if and to the extent that certain levels of the two equally-weighted performance measures of relative total shareholder return and the three year average net income growth rate are achieved by the Company during the three-year performance period ending December 31, 2014. The number of performance shares actually earned, if any, will depend on the attainment of certain levels (threshold, target, maximum) of the performance measures and may range from one-half the target amount of performance shares (at the threshold performance level) up to two times the target amount of performance shares (at the maximum performance level). In the event of a Change in Control (as defined in the Plan), the performance shares will be paid to participants at the target level. Recipients of performance shares are subject to non-competition and non-solicitation requirements during their employment and for a period of one-year thereafter and may forfeit performance shares, vested shares and/or related profits from the sale thereof for violations of these requirements. The terms of the SAR and RSU awards are identical to those granted in prior years.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

February 22, 2012	WESCO INTERNATIONAL, INC.
(Date)
/s/ Stephen A. Van Oss
Stephen A. Van Oss
Senior Vice Presicent, Chief Operating
Officer and interim Chief Financial Officer